Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Registration Statement Nos. 333-201327 and 333-198768 on Form S-8 and Registration Statement Nos. 333-209569 and 333-208587 on Form S-3 of our reports dated October 11, 2018 related to the consolidated financial statements of Walgreens Boots Alliance, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to certain assets acquired from Rite Aid Corporation), appearing in this Annual Report on Form 10-K of the Company for the year ended August 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
October 11, 2018